UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 23, 2014

FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-177305	45-2511250
(Commission File Number)	(IRS Employer Identification No.)

9605 Scranton Road, Suite 801, San Diego, California 92121
(Address of Principal Executive Offices)

858-210-4200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Financing and Security Agreement
On September 23, 2014, Fresh Healthy Vending International, Inc. (the "Company") entered into a Financing and Security Agreement (the "Financing Agreement") with a lender under which the Company may borrow up to $1.5 million through the issuance of convertible secured debt in tranches of $150,000.  The principal terms of the Financing Agreement are as follows:
•	The Company may borrow up to $1.5 million in tranches of $150,000 each;
•	The first tranche of $150,000 was issued upon execution of the Financing Agreement and will be used to acquire and place in service 25 Company-owned micro markets;
•	All subsequent tranches will be in the amount of $150,000 and shall be funded by the lender within seven days of notice, and shall be contingent upon the Company placing an additional 20 micro markets into service;
•	The promissory notes for each $150,000 tranche are due in full 24 months from their respective issuance dates; however, the Company may, at its discretion, extend the due date for each tranche for an additional 12 months;
•	Interest on the borrowings is at a rate of 10% per annum and are payable quarterly. In the event the Company elects to extend the maturity date of a tranche, then the interest rate increases to 12% per annum;
•	The lender may, at its discretion, convert any outstanding principal under any of the tranches into shares of the Company's common stock. The conversion price is 85% of the average closing prices for the 15 trading days prior to the notice of conversion, but in no event at a conversion price lower than $1.28 per share.
•	On the due date or extended due date the Company may, at its discretion, convert up to one-half of the outstanding principal into shares of common stock. The conversion price is 85% of the average closing prices for the 15 trading days prior to the due date or extended due date, as applicable.
•	The convertible secured debt issued under the Financing Agreement is secured by the Company-owned micro markets placed into service under the terms of the agreement.

Employment Agreement
On September 29, 2014, the Company entered into an Employment Agreement with Arthur Budman, pursuant to which Mr. Budman will be appointed as the Company's Chief Executive Officer and Chief Financial Officer effective as of October 1, 2014.  The material terms of the agreement provide that Mr. Budman will be paid a base salary of $175,000 per year, and be eligible for an annual bonus at the discretion of the Board of Directors and monthly commissions based on the Company's sales.  Under the terms of the employment agreement, the Company will also grant Mr. Budman 250,000 shares of the Company's common stock, which will vest ratably over the initial term of the employment agreement.

On September 29, 2014 the Employment Agreement between our subsidiary, Fresh Healthy Vending, LLC ("FHV LLC") and Alex Kennedy was amended and restated, effective October 1, 2014, to reflect Ms. Kennedy's new title of Director of Franchise Development of FHV LLC (see Item 502 below) and to modify her monthly commissions based on the Company's sales.
Each of the above summaries of the Financing and Security Agreement, Mr. Budman's Employment Agreement and Ms. Kennedy's Amended and Restated Employment Agreement is qualified in its entirety by reference to the corresponding agreement filed as Exhibit 10.7, Exhibit 10.8 and Exhibit 10.9, respectively, to this Current Report on Form 8-K and each is incorporated herein by reference.
ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

Effective October 1, 2014, Ms. Kennedy will resign her position as the Chief Executive Officer of the Company and be appointed to the position of Director of Franchise Development of FHV LLC.  Ms. Kennedy will remain as a member of our Board of Directors.   Also effective October 1, 2014, Arthur Budman will be appointed our Chief Executive Officer and Chief Financial Officer and be appointed as a director of the Company.  On the same date, Nicholas Yates, our Chairman of the Board and Vice President of Operations will resign his position as Vice President of Corporate Operations of FHV LLC.
(d) Exhibits
Exhibit No.
Description
10.7	Financing and Security Agreement dated September 23, 2014 between Fresh Healthy Vending International, Inc. and Coronado Development LLC

10.8	Employment Agreement dated September 29, 2014 between Fresh Healthy Vending International, Inc. and Arthur Budman

10.9	Amended and Restated Employment Agreement dated September 29, 2014 between Fresh Healthy Vending International, Inc. and Alex Kennedy

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  September 29, 2014
Fresh Healthy Vending International, Inc.
/s/ ALEX KENNEDY
By: Alex Kennedy
Chief Executive Officer and Chief Financial Officer

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